Exhibit 99.1

NEWS RELEASE

CONTACTS:

Wayne Whitener

Chief Executive Officer

TGC Industries

(972) 881-1099

Jack Lascar, Partner

Karen Roan, SVP

FOR IMMEDIATE RELEASE

DRG&E (713) 529-6600

TGC Industries Reports Record 2005 Fourth Quarter
and Year End Results

•                  Fourth quarter revenues increased 82%

•                  Fourth quarter gross margin improved to 42%

PLANO, TEXAS – FEBRUARY 27, 2006 – TGC Industries, Inc. (AMEX: TGE) today announced fourth quarter 2005 net income of $2.5 million, or $0.17 per diluted share, on revenues of $9.9 million compared to net income of $0.5 million, or $0.04 per diluted share, on revenues of $5.5 million for the fourth quarter of 2004.  For the year ended December 31, 2005, TGC reported net income of $6.2 million, or $0.48 per diluted share, on revenues of $30.9 million compared with 2004 net income of $2.9 million, or $0.24 per diluted share, on revenues of $20.1 million.

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “We are pleased to report record operating results for the fourth quarter and full year.  Our strong revenue growth was due primarily to the increase in the number of operating field crews to five by year end, driven by the growing needs of our customers.  We also improved our crews’ efficiency and capacity levels by providing them with more state-of-the-art equipment, having added two new ARAM Aries recording systems throughout the year.  As a result, we showed substantial margin improvement for the fourth quarter and year.  Also, our fourth quarter net income was favorably impacted by tax benefits of $0.08 per diluted share.

“In addition to our strong operating results, TGC had other notable achievements in 2005.  We were listed on the American Stock Exchange, redeemed our Series C preferred stock, which eliminated unnecessary administrative expenses, and completed a stock offering in October, resulting in over $40 million in total net proceeds for the company.  Finally, we converted the remaining senior preferred stock into common stock, making common stock the company’s only class of securities outstanding,” concluded Mr. Whitener.

FOURTH QUARTER 2005

Fourth quarter revenues were $9.9 million, an increase of 82 percent from last year’s fourth quarter revenues of $5.5 million.  The revenue increase was due primarily to the availability and use of four field crews for the entire 2005 fourth quarter, with a fifth crew operating for the last month and a half of the quarter, versus three field crews operating during the fourth quarter of 2004.  Additionally, TGC experienced increased productivity derived from the use of two ARAM ARIES seismic recording systems in the entire fourth quarter of 2005, with a third system in use for half of the quarter, versus one ARAM ARIES system in use for two months of the fourth quarter a year ago.

Income from operations during the fourth quarter of 2005, which included start-up costs of the fifth crew, was $2.2 million compared to $0.6 million during the same period last year as cost of services declined to 58 percent of revenues this quarter from 74 percent of revenues for the fourth quarter last year.  Income before income taxes was $2.0 million compared to $0.6 million in the fourth quarter of 2004.  Income before income taxes as a percentage of revenues increased from 10.2 percent during the fourth quarter of 2004 to 20.6 percent during the fourth quarter of this year, despite an increase in interest expense of approximately $129,000 and the aforementioned start-up costs.  The increase in interest expense in the quarter was due to the financing of two ARAM ARIES systems and other equipment.

Net income (before dividend requirements on preferred stock) for the 2005 fourth quarter was $2.5 million, or $0.17 per diluted share, compared to net income (before dividend requirements on preferred stock) of $0.5 million, or $0.04 per diluted share, for the same period of 2004.  The company had income tax benefits of $0.08 per diluted share in the fourth quarter of 2005.

EBITDA (earnings before net interest expense, taxes, depreciation and amortization) for the fourth quarter was $3.5 million, a 35 percent margin, compared to $1.0 million, a 19 percent margin, for the fourth quarter of 2004.  A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

YEAR-END 2005

Revenues for 2005 increased 54 percent to $30.9 million from $20.1 million during 2004.  Income from operations for 2005 was $7.3 million compared to $3.0 million in 2004 as cost of services for 2005 dropped to 59 percent of revenues from 73 percent of revenues in 2004.  Income before income taxes more than doubled to $7.0 million in 2005 from $2.9 million in 2004.  The company recorded income tax expense of approximately $784,000 for 2005 due to the above-mentioned fourth quarter tax benefits and the utilization of NOLs for part of 2005 compared to income tax expense of approximately $64,000 for 2004 which benefited from the use of NOLs for the entire year.  Net income (before dividend requirements on preferred stock) for 2005 was $6.2 million compared to $2.9 million in 2004.  Diluted earnings per share for 2005 doubled to $0.48 from $0.24 in 2004.  EBITDA for 2005 rose by 157 percent to $10.6 million, a 34 percent margin, from $4.1 million, a 20 percent margin, in 2004.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Tuesday, February 28, 2006, at 9:30 a.m. eastern time.  To participate in the conference call, dial 303-262-2125 at least 10 minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until March 7, 2006.  To access the replay, dial 303-590-3000 using a passcode of 11053828.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas, with a branch office in Houston, is one of the leading providers of seismic data acquisition services throughout the continental United States.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward looking statements. There can be no assurance that those expectations and projections will prove to be correct.

Tables to follow

TGC INDUSTRIES, INC.

Statements of Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Unaudited)		(Note)

Revenue	$9,917,592	$5,457,366	$30,851,963	$20,084,175

Cost and expenses
Cost of services	5,720,790	4,024,149	18,152,118	14,707,648
Selling, general, administrative	719,586	414,159	2,149,350	1,277,161
Depreciation expense	1,261,567	415,356	3,201,236	1,106,022
	7,701,943	4,853,664	23,502,704	17,090,831

INCOME FROM OPERATIONS	2,215,649	603,702	7,349,259	2,993,344

Interest expense	174,494	45,930	364,848	60,878

INCOME BEFORE INCOME TAXES	2,041,155	557,772	6,984,411	2,932,466

Income tax benefit (expense)	473,597	(36,861)	(783,633)	(64,127)

NET INCOME	2,514,752	520,911	6,200,778	2,868,339

Less dividend requirements on preferred stock	(8,210)	(62,067)	(204,989)	(300,313)

INCOME ALLOCABLE TO COMMON SHAREHOLDERS	$2,506,542	$458,844	$5,995,789	$2,568,026

Earnings per common share:
Basic	$.18	$.08	$.74	$.45
Diluted	$.17	$.04	$.48	$.24

Weighted average number of common shares outstanding:
Basic	13,658,066	5,850,173	8,125,223	5,752,347
Diluted	14,521,602	12,116,347	13,032,373	11,844,283

The statements of income for the twelve months ended December 31, 2005 and 2004 have been derived from the audited financial statements at those dates.

TGC INDUSTRIES, INC.

Consolidated Balance Sheets

	December 31, 2005	December 31, 2004
	(Note)	(Note)

Cash and cash equivalents	$9,499,409	$1,829,904
Receivables (net)	4,459,844	1,655,084
Pre-paid expenses and other	4,434,043	352,244
Current assets	18,393,296	3,837,232
Other assets (net)	56,003	3,395
Property and equipment (net)	22,796,640	5,483,166
Total assets	$41,245,939	$9,323,793

Current liabilities	$8,441,147	$2,984,099
Long-term obligations	6,199,364	1,769,629
Shareholders’ equity	26,605,428	4,570,065
Total liabilities & equity	$41,245,939	$9,323,793

The balance sheets at December 31, 2005 and 2004 have been derived from the audited financial statements at those dates.

TGC INDUSTRIES, INC.

Reconciliation of EBITDA to Net Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Net income	$2,514,752	$520,911	$6,200,778	$2,868,339
Depreciation	1,261,567	415,356	3,201,236	1,106,022
Interest	174,494	45,930	364,848	60,878
Income tax (benefit) expense	(473,597)	36,861	783,633	64,127

EBITDA	$3,477,216	$1,019,058	$10,550,495	$4,099,366

The Company defines EBITDA as net income plus expenses of interest, income taxes, depreciation and amortization.  The Company uses EBITDA as a supplemental financial measure to assess: (i) the financial performance of the Company’s assets without regard to financing methods, capital structures, taxes or historical cost basis; (ii) the Company’s liquidity and operating performance over time and in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and (iii) the ability of the Company’s assets to generate cash sufficient to the Company to pay potential interest expenses.

The Company understands that investors use EBITDA to assess the Company’s performance.  However, EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles (“GAAP”).  When assessing the Company’s operating performance or the Company’s liquidity, investors should not consider EBITDA in isolation or as a substitute for the Company’s net income, cash flow from operating activities, or other cash flow data calculated in accordance with GAAP.  EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies.  Therefore, EBITDA, as presented herein, may not be comparable to similarly titled measures of other companies.  Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, income taxes, depreciation and amortization.

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